When issued with this Endorsement, the definition of "Free Withdrawal Amount" in Section 8.01 of this Contract is amended as follows :

> "Free Withdrawal Amount" means the greater of (1) the current Annuity Account Value, less Contributions that have not been deemed withdrawn and (2) the Free Withdrawal Amount as specified in the Data pages.

AXA EQUITABLE LIFE INSURANCE COMPANY

Christopher M. Condron	Karen Field Hazin
Chairman and Chief Executive Officer	Senior Vice President, Secretary and Associate General Counsel